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                                                                    EXHIBIT 11.1

                      DESKTOP DATA, INC. AND SUBSIDIARIES
                     COMPUTATION OF NET EARNINGS PER SHARE
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                  THREE MONTHS ENDED
                                                      MARCH 31,
                                                    1997      1996
                                                  --------  --------

Net income available for common
  stockholders                                      $  870    $  841
                                                    ======    ======

Weighted average common shares outstanding           8,631     8,525
Common stock equivalents outstanding, pursuant
   to the treasury stock method                        156       238
                                                    ------    ------

Weighted average number of common and
   common equivalent shares outstanding              8,787     8,763
                                                    ------    ------

Net income per common and common equivalent
   share                                            $ 0.10    $ 0.10
                                                    ======    ======
